UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2021

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2120 Colorado Ave., Suite 230, Santa Monica, CA 90404
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement.

On November 5, 2021, Ontrak, Inc. (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (the “Agent”), pursuant to which the Company may offer and sell from time to time up to an aggregate of $70,000,000 of shares of the Company’s common stock, par value $0.0001 per share (the “Placement Shares”), through or to the Agent.

The Placement Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-259329) (the “Registration Statement”), which was originally filed with the Securities and Exchange Commission (“SEC”) on September 3, 2021 and declared effective by the SEC on September 16, 2021, the base prospectus contained within the Registration Statement, and a prospectus supplement that was filed with the SEC on November 5, 2021.

Sales of the Placement Shares, if any, pursuant to the Sales Agreement, may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act. The Agent will act as sales agent and will use commercially reasonable efforts to sell on the Company’s behalf all of the Placement Shares requested to be sold by the Company, consistent with its normal trading and sales practices, on mutually agreed terms between the Agent and the Company.

The Company has no obligation to sell any of the Placement Shares under the Sales Agreement, and may at any time suspend offers under the Sales Agreement or terminate the Sales Agreement. The Company intends to use the net proceeds from this offering for general corporate purposes, which may include working capital, M&A, and investments in technology.

The Sales Agreement contains customary representations, warranties and agreements by the Company, as well as indemnification obligations of the Company for certain liabilities under the Securities Act.

Under the terms of the Sales Agreement, the Company will pay the Agent a commission equal to 3.0% of the gross proceeds from each sale of Placement Shares sold through it under the Sales Agreement. In addition, the Company has agreed to pay certain expenses incurred by the Agent in connection with the offering.

In connection with entering into the Sales Agreement, we entered into a conditional amendment (the "NPA Amendment") to the Note Purchase Agreement originally dated September 24, 2019 (as amended to date, the “Note Agreement”) with Goldman Sachs Specialty Lending Group, L.P. (“GS”) governing $45.0 million in aggregate principal amount of outstanding senior secured notes (the “2024 Notes“). The NPA Amendment includes changes to certain covenants in the Note Agreement intended to provide greater flexibility to the Company regarding our consolidated liquidity requirements, increases the threshold of permissible ownership shifts for net operating loss carryforwards purposes to 40% from 35%, permits the Company to issue up to $70,000,0000 of common stock in the offering and modifies the prepayment provisions of the Note Purchase Agreement and related documents such that the Company is required to use the net proceeds of the offering to prepay outstanding principal, interest, fees and obligations relating to the 2024 Notes until all of such obligations have been satisfied. The NPA Amendment requires the Company to pay certain fees and expenses of GS incurred in connection with its preparation and execution.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The descriptions of the material terms of the Sales Agreement and the NPA Amendment are not intended to be complete and is qualified in their entirety by reference to the Sales Agreement and the NPA Amendment, which are filed as Exhibits 1.1 and 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Loeb & Loeb LLP, counsel to the Company, has issued an opinion to the Company, dated November 5, 2021, regarding the validity of the Placement Shares. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description

1.1    At Market Issuance Sales Agreement, dated November 5, 2021, between Ontrak, Inc. and B. Riley FBR, Inc.
5.1        Opinion of Loeb & Loeb LLP.
10.1    Seventh Amendment to Note Purchase Agreement by and among the Company and Goldman Sachs Specialty Lending Group L.P. dated as of November 5, 2021.
23.1        Consent of Loeb & Loeb (included in Exhibit 5.1).
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: November 5, 2021	By:	/s/ Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

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